Exhibit 99.1

                     GENERAL BEARING CORP. ANNOUNCES BUY-OUT
                GROUP'S INTENTION TO MAKE A TENDER OFFER AT $3.50

West Nyack, NY--April 28, 2004--General Bearing Corp. (NASDAQSC: GNRL), announced today that a group of current stockholders led by Seymour I. Gussack, Chairman of General Bearing's Board of Directors, David L. Gussack, Chief Executive Officer and Director, and Directors Robert E. Baruc and Nina M. Gussack (collectively owning approximately 66% of the Company's outstanding shares) announced that it is considering taking the Company private through a tender offer for all shares not owned by the group. The Company announced today that the management-led group expressed that it is considering making a tender offer, through a company formed by the group ("GBC Acquisition Corp."), at a price of $3.50 per share. This price represents a 15% premium over the closing price on April 28, 2004 (the last full trading day prior to the announcement of the group's notice regarding taking the Company private) and an approximately 14% premium over the average closing price since January 2, 2004. The group stated that they had no interest or intention to sell their ownership interest in the Company.

To ensure substantial stockholder support for this transaction, the group stated that they would condition the tender offer upon (i) the tender of a majority of the outstanding shares of the Company's common stock not held by the group, and
(ii) the tender of a sufficient number of shares such that, after such offer is completed, the group will own at least 90% of the outstanding shares of the Company's common stock. If such 90% threshold is met, it will mean that a majority of the outstanding shares of the Company's common stock not held by the group will have been tendered. The group also stated that they would commit that, as soon as practicable after the completion of a tender offer meeting these conditions, they would effect a "short form" merger of the Company with GBC Acquisition Corp. in which the remaining stockholders would receive the same consideration as those stockholders who tender their shares in response to the tender offer.

The group stated that the commencement of the tender offer is conditioned upon obtaining financing to complete the transaction (including transaction fees) in the amount of not less than $6 million on terms and conditions acceptable to the Buyers.

This press release is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission ("SEC") should the intended transaction discussed above go forward. If such documents are filed with the SEC, investors will be urged to read them because they will contain important information, including risk factors. Any such documents, once filed, will be available, free of charge, at the SEC's website (www.sec.gov) and from the Company. If a proxy statement is distributed by the Company regarding this transaction, the Company and certain of its directors and executive officers would be involved in a solicitation of proxies made in connection with the proposed transaction. Information concerning the Company's directors and executive officers will be available in the documents which would be filed with the SEC.

About General Bearing Corp: General Bearing Corp. manufactures ball bearings, tapered roller bearings, spherical roller bearings, and cylindrical roller bearings, and bearing components. Under

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"The General" and the "Hyatt" trademarks, the Company supplies original equipment manufacturers in the automobile, truck/trailer, railcar, office equipment, machinery and appliance industries, as well as the industrial aftermarket.

This press release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the SEC. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. For more information about General Bearing Corp., visit our web site at www.generalbearing.com.

Investor Contact:
Investor Relations
Telephone: (845) 358-6000 Ext. 6208
Email: Investorrelations@gnrl.com

                   Additional Information and Where to Find It

If the group undertakes the contemplated transaction, GBC Acquisition Corp. would expect to file a Schedule TO-T and related materials with the SEC. In that event, these materials will contain important information. Investors and security holders are advised to carefully review this document and related materials when they become available. Investors and security holders will be able to obtain a free copy of the Schedule TO-T and other documents filed by GBC Acquisition Corp. with the SEC and the SEC's website, which is located at www.sec.gov. Copies of the Schedule TO-T, as well as related documents made with the SEC, will also be obtained free of charge from General Bearing Corp. by contacting Investor Relations at (845) 358-6000 Ext. 6208 or Investorrelations@gnrl.com.